Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 2, 2015	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings;

Reaffirms Consolidated Earnings from Continuing Operations Guidance Range to be in the Middle to Upper Half of $1.50 to $1.65 per Share,

Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2015.

Summary:

•	Consolidated operating revenues from continuing operations were $200.0 million compared with $196.5 million in the third quarter of 2014.

•	Consolidated net income and diluted earnings per share from continuing operations totaled $15.7 million and $0.42 per share, respectively, compared with $13.2 million and $0.36 per share in the third quarter of 2014.

•	On September 1, 2015 BTD Manufacturing, Inc. (BTD), a wholly owned subsidiary of Otter Tail Corporation, announced the acquisition of the assets of Impulse Manufacturing of Dawsonville, Georgia, for $30.8 million in cash. The acquired business will operate under the name BTD–Georgia.

•	Discontinued operations recorded a net loss of $0.3 million and diluted earnings of ($0.01) per share, compared with net income of $2.7 million and diluted earnings of $0.07 per share in the second quarter of 2014.

CEO Overview

“Electric segment performance drove strong results from continuing operations for the third quarter of 2015," said Otter Tail Corporation President and CEO Chuck MacFarlane. "This quarter's consolidated net income from continuing operations is up 19% compared with third quarter last year.

“At Otter Tail Power Company earnings from capital investments grew. Three of the five large regional transmission projects are energized and the others are on schedule to start construction. The environmental upgrade at Big Stone Plant is expected to be in commercial operation near year end. These projects are at or under budget with appropriate regulatory cost recovery mechanisms in place.

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“Otter Tail Power Company continues to work through its analysis of the EPA’s Clean Power Plan to regulate carbon dioxide from existing power plants. We will not know the rule’s impact to our plants and customers until the states formulate their implementation plans.

“BTD, our custom metal fabricator, continued to experience a decline in sales within the agriculture and energy markets and reduced scrap-metal revenue related to lower commodity prices, as did manufacturers across the nation. We expect the expansion of BTD’s Minnesota facilities, when complete, will enable BTD to improve sales by expanding services to its customers. BTD’s customers include some of the world's best known recreational, agricultural and industrial brands. We are pleased to report the first customer production jobs have run through the new paint line in Lakeville.

“In addition, on September 1, 2015 BTD acquired Impulse Manufacturing, a metal fabricator located 30 miles north of Atlanta, for $30.8 million. Now called BTD-Georgia, the new addition brings strong fabrication capabilities and allows BTD to accelerate its plans to expand into the Southeast to serve its growing customer base. Impulse had revenues of $27 million in 2014. Earnings from this acquisition are expected to be accretive for 2016.

“Third quarter 2015 earnings from our two PVC pipe companies and our manufacturer of custom plastic parts and containers, T.O. Plastics, were in line with our expectations.

“We are reaffirming our overall guidance for 2015 diluted earnings per share from continuing operations to be in the middle to upper half of the range of $1.50 to $1.65. This range is expected to provide a return on equity in the range of approximately 9.5% to 10.4%.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated cash provided by continuing operations for the nine months ended September 30, 2015 was $81.8 million compared with $68.3 million for the nine months ended September 30, 2014. Contributing to the $13.5 million increase in cash provided by continuing operations between the periods were a $10.0 million decrease in discretionary contributions to the corporation’s pension plan and changes in non-cash items affecting net income from continuing operations, including a $5.7 million change in noncurrent liabilities and deferred credits, mainly related to long-term benefit costs which were down in 2014 and up in 2015, a $1.1 million change in deferred taxes and other long term assets and a $1.0 million increase in depreciation expense, offset by a $4.4 million increase in cash used for working capital items.

The following table shows the status of the corporation’s lines of credit as of September 30, 2015:

(in thousands)	Line Limit	In Use on September 30, 2015	Restricted due to Outstanding Letters of Credit	Available on September 30, 2015
Otter Tail Corporation Credit Agreement	$150,000	$75,881	$--	$74,119
Otter Tail Power Company Credit Agreement	170,000	11,071	310	158,619
Total	$320,000	$86,952	$310	$232,738

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On October 29, 2015 both the Otter Tail Corporation and the Otter Tail Power Company credit agreements were amended to extend the expiration dates by one year from October 29, 2019 to October 29, 2020.

Board of Directors Declared Quarterly Dividend

On November 2, 2015 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3075 per share. This dividend is payable December 10, 2015 to shareholders of record on November 13, 2015.

Segment Performance Summary

Electric

Electric revenues and net income were $100.6 million and $12.9 million, respectively, compared with $89.4 million and $8.6 million for the third quarter of 2014.

The following table shows Degree Days for the electric utility business as a percent of normal:

	Three Months ended September 30,
	2015	2014
Cooling Degree Days	111.5%	75.5%

Retail electric revenues increased $10.2 million due to the following:

•	A $5.1 million increase in fuel and purchased power costs being recovered in revenue related to an 11.4% increase in the combined cost of fuel and purchased power per kilowatt-hour (kwh) generated and purchased for retail use and a 7.8% increase in retail kwh sales. The increase in the combined cost of fuel and purchased power per kwh is a function of a reduction in the availability of Otter Tail Power Company’s generation resources.

•	A $2.1 million increase in Environmental Cost Recovery (ECR) rider revenues related to: (1) earning a return in North Dakota and Minnesota on increasing amounts invested in the new air quality control system (AQCS) at Big Stone Plant, (2) earning a return on the Hoot Lake Plant Mercury and Air Toxics Standards (MATS) project in North Dakota beginning in 2015, and (3) the initiation of an ECR rider in South Dakota in December 2014 to recover costs and earn returns on amounts invested in the Big Stone Plant AQCS and Hoot Lake Plant MATS projects.

•	A $1.4 million increase in revenues related to increased retail kwh sales to residential and commercial customers driven by warmer weather in the third quarter of 2015 compared with the third quarter of 2014, evidenced by a 51.1% increase in cooling degree days between the quarters.

•	A $0.8 million increase in revenues recoverable under Conservation Improvement Program (CIP) riders related to increases in CIP accrued incentives and recoverable expenditures.

•	A $0.7 million increase in revenues mainly related to increased sales to pipeline customers.

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Wholesale electric revenues from company-owned generation decreased $1.4 million as a result of a 62.5% reduction in wholesale kwh sales combined with a 43.2% decrease in revenue per wholesale kwh sold. The decrease in wholesale kwh sales was mainly due to Otter Tail Power Company having fewer resources available for selling into the wholesale market in the third quarter of 2015 as Big Stone Plant was off line for the entire month of July for an extended maintenance outage that required off-site turbine blade replacements and repairs and Coyote Station was operating at reduced load due to ongoing repairs related to a December 2014 boiler feed pump failure and ensuing fire. Hoot Lake Plant was curtailed due to low wholesale market prices for electricity, which was a factor contributing to a strategic decision to shut down Hoot Lake Plant’s Unit 3 for preventative maintenance in September 2015. The decrease in wholesale prices for electricity is mainly due to lower prices for natural gas used in the generation of electricity in the third quarter of 2015 compared with the third quarter of 2014.

A $2.5 million increase in other electric revenues includes:

•	A $2.0 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines including returns on and recovery of CapX2020 and MISO designated Multi-Value Project (MVP) investment costs and operating expenses.

•	A $0.5 million increase in revenue related to work performed for other regional transmission owners between the periods.

Production fuel costs to serve retail customers decreased $3.2 million and $0.8 million for wholesale sales as a result of a 34.5% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators primarily due to the factors discussed above.

The cost of purchased power to serve retail customers increased $8.0 million, reflecting an $8.9 million volume variance due to a 90.0% increase in kwhs purchased, partially offset by a $0.9 million price variance due to an 8.0% decrease in the cost per kwh purchased. The increase in power purchases for retail sales was necessitated by the reduced availability of Otter Tail Power Company generating capacity discussed above. The decreased cost per kwh purchased was driven by lower prices for natural gas used in the generation of electricity.

Electric operating and maintenance expenses decreased $0.3 million mainly as a result of:

•	A $1.7 million net reduction in generation plant maintenance costs mainly related to Hoot Lake Plant being down for major maintenance in the third quarter of 2014.

•	A $1.0 million decrease in other operating and maintenance expense, mostly vegetation control costs.

Offset by:

•	A $1.0 million increase in labor related benefit costs, mainly due to increases in pension and other benefit costs.

•	A $0.5 million increase in costs related to work performed for other regional transmission owners between the periods.

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•	A $0.5 million increase in MISO transmission tariff charges related to increasing investments in regional transmission lines by other transmission owners including CapX2020 and MISO-designated MVP transmission projects.

•	A $0.4 million increase in property tax expense due to higher assessed values of property in Minnesota and South Dakota in combination with increasing investments in transmission and distribution property, mainly in Minnesota.

Manufacturing

Manufacturing revenues and net income were $52.5 million and $1.7 million, respectively, compared with $55.5 million and $2.9 million for the third quarter of 2014.

At BTD, revenues decreased $4.3 million reflecting:

•	A $4.0 million decrease in sales to manufacturers of agricultural equipment related to continued softness in the agricultural industry.

•	A $1.0 million decrease in sales to manufacturers of oil and gas exploration and extraction equipment as a result of a reduction in drilling activity related to current low oil prices.

•	A $0.9 million decrease in revenue from sales of scrap metal due to a reduction in scrap metal prices between quarters.

•	A $0.4 million reduction in tooling revenues.

•	BTD’s third quarter 2015 results include the operations of BTD–Georgia for the month of September 2015. BTD–Georgia generated $2 million in revenues and as expected generated a small net loss during the month.

Cost of products sold at BTD decreased $2.3 million, reflecting a decrease in costs, mainly labor and material, related to decreased sales. BTD’s operating expenses decreased $0.5 million mainly related to a decrease in incentive and benefit expenses. BTD’s net income decreased $1.4 million between quarters.

At T.O. Plastics, revenues increased $1.2 million reflecting:

•	A $0.6 million increase in sales of custom products.

•	A $0.3 million increase in sales of horticultural containers.

•	A $0.3 million increase in sales of various other products to industrial customers.

Cost of products sold at T.O. Plastics increased $0.9 million due to increases in material, labor and freight costs related to the increase in sales. T.O. Plastic’s net income increased approximately $0.2 million between quarters.

Plastics

Plastics revenues and net income were $47.0 million and $3.5 million, respectively, compared with $51.6 million and $3.1 million for the third quarter of 2014. The $4.6 million decrease in Plastics segment revenues is the result of a 9.4% decrease in the price per pound of polyvinyl chloride (PVC) pipe sold related to lower resin prices. Pounds of PVC pipe sold was flat between the quarters. Costs of products sold decreased $5.6 million due to a 13.6% decrease in the cost per pound of pipe sold mainly related to a decrease in material costs due to lower resin prices. Plastics operating expenses increased $0.2 million as a result of an increase in labor and benefit costs.

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Corporate

Corporate costs, net-of-tax, increased $1.0 million reflecting:

•	A $0.7 million net-of-tax increase in health and casualty insurance costs.

•	A $0.3 million net-of-tax increase in other corporate costs.

Discontinued Operations

On February 28, 2015 the corporation sold the assets of AEV, Inc. its former energy and electric construction contractor headquartered in Moorhead, Minnesota for $22.3 million in cash, plus $0.6 million in adjustments for working capital and fixed assets received in October 2015. On April 30, 2015 the corporation completed the sale of Foley Company, its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri, for $12.0 million in cash, plus $6.3 million in adjustments for working capital and other related items expected to be received in the fourth quarter of 2015.

The following summary presentation of the results of discontinued operations for the three-month periods ended September 30, 2015 and 2014, include operating results for Foley Company and AEV, Inc., and residual expenses from the corporation’s former wind tower and waterfront equipment manufacturers which were sold in 2012 and 2013, respectively:

	For the Three Months Ended September 30,
(in thousands)	2015	2014
Operating Revenues	$--	$45,847
Operating Expenses	420	42,035
Operating (Loss) Income	(420)	3,812
Interest Charges	--	(1)
Other Income	--	277
Income Tax (Benefit) Expense	(168)	1,437
Net (Loss) Income from Operations	(252)	2,653
Loss on Disposition Before Taxes	(108)	--
Income Tax Benefit on Disposition	(43)	--
Net Loss on Disposition	(65)	--
Net (Loss) Income	$(317)	$2,653

The above results for the three months ended September 30, 2015 include a net loss from operations of $0.2 million for Foley Company. Included in net income from operations for the three months ended September 30, 2014 are $1.3 million from AEV, Inc., $1.1 million for Foley Company and $0.2 million from the corporation’s former waterfront equipment manufacturer related to a gain on the sale of residual assets.

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 2015 Business Outlook

The corporation is reaffirming its consolidated diluted earnings per share guidance for 2015 to be in the middle to upper half of the range of $1.50 to $1.65. This guidance reflects the current mix of businesses owned by the corporation and is based on current tax laws. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results. Should the federal government change current tax law before the end of 2015, the corporation’s consolidated earnings guidance could be negatively impacted in the range of $0.02 to $0.04 per share.

Segment components of the corporation’s 2014 diluted earnings per share and 2015 diluted earnings per share guidance range for continuing operations are as follows:

Diluted Earnings Per Share	2014 Actual	Initial 2015 Guidance February 9, 2015		2015 Guidance August 3, 2015		2015 Guidance November 2, 2015
		Low	High	Low	High	Low	High
Electric	$1.19	$1.26	$1.29	$1.23	$1.26	$1.26	$1.29
Manufacturing	$0.25	$0.37	$0.41	$0.21	$0.25	$0.15	$0.19
Plastics	$0.33	$0.25	$0.29	$0.29	$0.33	$0.31	$0.35
Corporate	($0.22)	($0.23)	($0.19)	($0.23)	($0.19)	($0.22)	($0.18)
Total – Continuing Operations	$1.55	$1.65	$1.80	$1.50	$1.65	$1.50	$1.65
Expected Return on Equity				9.5%	10.4%	9.5%	10.4%

Contributing to the corporation’s earnings guidance for 2015 are the following items:

•	The corporation expects 2015 net income from its Electric segment to be improved from its previous guidance and better than 2014 net income due to stronger results during the first nine months of 2015. Items affecting the increase over 2014 net income include:

o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades while under construction.

o	Increased in sales to pipeline customers.

o	A decrease in plant maintenance costs, as unanticipated maintenance issues encountered during the 2014 Hoot Lake Plant shutdown are not expected to occur in 2015.

offset by:

o	Lower retail sales due to milder than normal weather in the first nine months of 2015.

o	Higher than expected claim costs and more participants associated with the long-term disability plans.

o	An increase in coal plant reagent costs that were determined unrecoverable under rider by the Minnesota Public Utilities Commission in March 2015.

o	A decrease in transmission revenues for a potential reduction in the rate of return on equity granted by the Federal Energy Regulatory Commission under the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
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o	An increase in pension costs as a result of an increase in projected benefit obligations based on a decrease in the discount rate from 5.30% to 4.35% and adoption of new mortality tables which have longer life expectancy assumptions.

o	Higher depreciation and property tax expense due to increased investment in transmission, generation, distribution and general plant placed in service in 2014 and 2015.

o	Higher short-term interest costs as major projects continue to be funded under Otter Tail Power Company’s credit agreement.

•	The corporation expects 2015 net income from its Manufacturing segment to be below its previous segment guidance for 2015 and below 2014 net income due to:

o	Continued softness in the agriculture, energy, mining and oil and gas equipment end markets served by BTD’s customers, declining commodity prices for scrap metal and increased costs of manufacturing due to lower productivity.

o	Expectations for earnings from T.O. Plastics in 2015 have also been reduced from previous guidance due to recent reductions in sales forecasts as certain end-market customers of T.O. Plastics are experiencing delayed or unsuccessful product launches and certain products are now being produced in house by customers.

o	Backlog for the manufacturing companies of approximately $45 million for 2015 compared with $50 million one year ago.

•	The corporation is raising its guidance for 2015 net income from its Plastics segment based on strong results during the first nine months of 2015 which are in line with 2014 results for the same time frame.

•	Corporate costs in 2015 are expected to be in line with or slightly lower than 2014 costs.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, November 3, 2015, at 9:00 a.m. CT to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

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Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2015 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2015. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•	Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•	The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	The corporation’s plans to grow and operate its nonutility businesses could be limited by state law.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	We are subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

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•	The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast region of the United States, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2015 and 2014 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

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Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2015	2014	2015	2014
Operating Revenues by Segment
Electric	$100,567	$89,410	$305,078	$301,409
Manufacturing	52,460	55,536	160,492	164,341
Plastics	47,025	51,613	125,531	140,186
Intersegment Eliminations	(29)	(34)	(84)	(81)
Total Operating Revenues	200,023	196,525	591,017	605,855
Operating Expenses
Fuel and Purchased Power	29,849	25,831	92,007	98,725
Nonelectric Cost of Goods Sold (depreciation included below)	78,428	85,384	224,912	239,501
Electric Operating and Maintenance Expense	36,208	36,524	118,253	117,278
Nonelectric Operating and Maintenance Expense	10,771	9,707	32,057	32,380
Depreciation and Amortization	15,141	14,557	44,337	43,296
Total Operating Expenses	170,397	172,003	511,566	531,180
Operating Income (Loss) by Segment
Electric	23,320	16,022	61,427	52,684
Manufacturing	3,469	4,847	9,890	14,673
Plastics	5,988	5,238	16,824	16,810
Corporate	(3,151)	(1,585)	(8,690)	(9,492)
Total Operating Income	29,626	24,522	79,451	74,675
Interest Charges	7,730	7,688	23,175	21,909
Other Income	334	494	1,473	2,873
Income Tax Expense – Continuing Operations	6,521	4,156	14,602	12,802
Net Income (Loss) by Segment – Continuing Operations
Electric	12,921	8,612	34,351	30,507
Manufacturing	1,714	2,899	4,810	8,095
Plastics	3,534	3,092	9,919	9,985
Corporate	(2,460)	(1,431)	(5,933)	(5,750)
Net Income from Continuing Operations	15,709	13,172	43,147	42,837
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense of ($168), $1,437, ($2,873) and $2,614 for the respective periods	(252)	2,653	(4,316)	4,411
Impairment Loss - net of Income Tax Benefit of $0 for the nine months ended September 30, 2015	--	--	(1,000)	--
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of ($43) and $4,493 for the three and nine months ended September 30, 2015	(65)	--	6,932	--
Net (Loss) Income from Discontinued Operations	(317)	2,653	1,616	4,411
Net Income	$15,392	$15,825	$44,763	$47,248
Average Number of Common Shares Outstanding
Basic	37,575,413	36,596,396	37,417,283	36,415,500
Diluted	37,794,543	36,838,990	37,636,413	36,658,257

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.42	$0.36	$1.15	$1.18
Discontinued Operations	(0.01)	0.07	0.05	0.12
	$0.41	$0.43	$1.20	$1.30
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.42	$0.36	$1.15	$1.17
Discontinued Operations	(0.01)	0.07	0.04	0.12
	$0.41	$0.43	$1.19	$1.29

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Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	September 30,	December 31,
	2015	2014

Current Assets
Cash and Cash Equivalents	$548	$--
Accounts Receivable:
Trade—Net	76,502	60,172
Other	17,614	13,179
Inventories	83,167	85,203
Deferred Income Taxes	53,515	49,482
Unbilled Revenues	14,973	17,996
Regulatory Assets	18,250	25,273
Other	9,311	7,187
Assets of Discontinued Operations	110	48,657
Total Current Assets	273,990	307,149

Investments	7,875	8,582
Other Assets	31,009	30,111
Goodwill	38,419	31,488
Other Intangibles—Net	16,047	11,251

Deferred Debits
Unamortized Debt Expense	3,772	4,300
Regulatory Assets	123,903	129,868
Total Deferred Debits	127,675	134,168

Plant
Electric Plant in Service	1,590,287	1,545,112
Nonelectric Operations	195,127	175,159
Construction Work in Progress	284,700	248,677
Total Gross Plant	2,070,114	1,968,948
Less Accumulated Depreciation and Amortization	708,627	700,418
Net Plant	1,361,487	1,268,530
Total	$1,856,502	$1,791,279

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Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	September 30,	December 31,
	2015	2014

Current Liabilities
Short-Term Debt	$86,952	$10,854
Current Maturities of Long-Term Debt	221	201
Accounts Payable	96,434	107,013
Accrued Salaries and Wages	15,839	19,256
Accrued Taxes	11,987	13,793
Derivative Liabilities	15,922	14,230
Other Accrued Liabilities	7,466	8,793
Liabilities of Discontinued Operations	2,330	27,559
Total Current Liabilities	237,151	201,699

Pensions Benefit Liability	93,926	102,711
Other Postretirement Benefits Liability	54,503	53,638
Other Noncurrent Liabilities	24,043	26,794

Deferred Credits
Deferred Income Taxes	246,691	230,810
Deferred Tax Credits	24,976	26,384
Regulatory Liabilities	77,868	77,013
Other	1,099	975
Total Deferred Credits	350,634	335,182

Capitalization
Long-Term Debt, Net of Current Maturities	498,330	498,489

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	188,631	186,090
Premium on Common Shares	290,520	278,436
Retained Earnings	123,059	112,903
Accumulated Other Comprehensive Loss	(4,295)	(4,663)
Total Common Equity	597,915	572,766
Total Capitalization	1,096,245	1,071,255
Total	$1,856,502	$1,791,279

13

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Nine Months Ended September 30,
	2015	2014
Cash Flows from Operating Activities
Net Income	$44,763	$47,248
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(6,932)	--
Net Loss (Gain) from Discontinued Operations	5,316	(4,411)
Depreciation and Amortization	44,337	43,296
Deferred Tax Credits	(1,408)	(1,361)
Deferred Income Taxes	12,244	20,690
Change in Deferred Debits and Other Assets	13,839	4,299
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	4,345	(1,336)
Allowance for Equity/Other Funds Used During Construction	(944)	(1,180)
Change in Derivatives Net of Regulatory Deferral	(28)	214
Stock Compensation Expense– Equity Awards	1,428	1,126
Other–Net	(27)	437
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(14,020)	(16,023)
Change in Inventories	5,721	(6,312)
Change in Other Current Assets	2,163	3,231
Change in Payables and Other Current Liabilities	(17,490)	(2,645)
Change in Interest and Income Taxes Receivable/Payable	(1,499)	1,028
Net Cash Provided by Continuing Operations	81,808	68,301
Net Cash Used in Discontinued Operations	(11,581)	(21,273)
Net Cash Provided by Operating Activities	70,227	47,028
Cash Flows from Investing Activities
Capital Expenditures	(115,321)	(123,731)
Proceeds from Disposal of Noncurrent Assets	2,956	1,419
Acquisition	(30,806)	--
Cash used for Investments and Other Assets	(7,297)	(2,148)
Net Cash Used in Investing Activities – Continuing Operations	(150,468)	(124,460)
Net Proceeds from Sale of Discontinued Operations	32,765	--
Net Cash (Used in) Provided by Investing Activities – Discontinued Operations	(1,769)	694
Net Cash Used in Investing Activities	(119,472)	(123,766)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(1,236)	106
Net Short-Term Borrowings (Repayments)	76,098	(12,195)
Proceeds from Issuance of Common Stock	11,340	13,331
Common Stock Issuance Expenses	(361)	(412)
Payments for Retirement of Capital Stock	(1,596)	(459)
Proceeds from Issuance of Long-Term Debt	--	150,000
Short-Term and Long-Term Debt Issuance Expenses	(7)	(516)
Payments for Retirement of Long-Term Debt	(149)	(41,039)
Common Dividends Paid	(34,607)	(33,119)
Net Cash Provided by Financing Activities – Continuing Operations	49,482	75,697
Net Cash Provided by (used in) Financing Activities – Discontinued Operations	321	(106)
Net Cash Provided by Financing Activities	49,803	75,591
Net Change in Cash and Cash Equivalents – Discontinued Operations	(10)	(860)
Net Change in Cash and Cash Equivalents	548	(2,007)
Cash and Cash Equivalents at Beginning of Period	--	2,007
Cash and Cash Equivalents at End of Period	$548	$--

14